Exhibit 99.1

SECURITIES EXCHANGE AGREEMENT
This Securities Exchange Agreement (this “Agreement”) is entered into as of September 5, 2018, by and among (i) Standard General Master Fund L.P. (“Standard General”) and Standard Diversified Inc. (“Standard Diversified”), on the one hand, and (ii) Pegasus Real Estate Investment Group, LLC, a Florida limited liability company (“Pegasus”), David Epstein, a Florida resident (“Epstein”), Milander Investments, LLC, Delaware limited liability company (“Milander”), David Herrera, a Florida resident (“Herrera”), David Mardini, a Florida resident (“Mardini”), John M. Scott, a New York resident (“Scott”), Martin Flumenbaum, a New York resident (“Flumenbaum”), Elizabeth McColm, a New York resident (“McColm”), Robert Schumer, a New York resident (“Schumer”), Daniel Kramer, a New York resident (“Kramer”), Angelo Bonvino, a New York resident (“Bonvino”), John Lange, a Hong Kong resident (“Lange”),  Mark Wlazlo, a New Jersey resident (“Wlazlo”), and Nicolas Molina solely in his capacity as Seller’s Representative under the SPA (as defined below) (the “Seller’s Representative”)  (each of Pegasus, Epstein, Milander, Herrera, Mardini, Scott, Flumenbaum, McColm, Schumer, Kramer, Bonvino, Lange, and Wlazlo, an “Accredited IVG Shareholder” and, collectively, the “Accredited IVG Shareholders”), on the other hand. The Accredited IVG Shareholders, the Seller’s Representative, Standard General and Standard Diversified are each a “Party” to this Agreement and collectively are referred to herein as the “Parties”. (Capitalized terms not otherwise defined herein shall have the meanings set forth in the SPA.)
WHEREAS, pursuant to a Stock Purchase Agreement (the “SPA”) dated as of the date hereof by and among IVG Holdings S Corporation (the “Seller”), the Accredited IVG Shareholders, Durlan Bergnes (“Bergnes”; together with the Accredited IVG Shareholders, the “IVG Shareholders”), the Seller’s Representative,  and Turning Point Brands, LLC (the “Buyer”), Buyer has purchased all of the issued and outstanding limited liability company membership interests of International Vapor Group, LLC (the “Company”) from the Seller, partially in consideration for the issuance to the Seller’s Representative of 153,079 shares of Common Stock of Turning Point Brands, Inc. (“TPB”) (the “TPB Shares”), with an agreed-upon value of $5,000,000, in a private placement transaction; and
WHEREAS, the TPB Shares have been issued to the Seller’s Representative; and
WHEREAS, the Seller’s Representative desires to exchange the TPB Shares for an aggregate of 345,543 shares of Class A Common Stock of Standard Diversified (the “Standard Diversified Shares”) held by Standard General, and Standard General has agreed to transfer such Standard Diversified Shares to the Seller’s Representative in exchange for the TPB Shares, upon the terms and conditions set forth in this Agreement; and
WHEREAS, following such exchange, the Seller’s Representative shall (i) distribute 310,989 (i.e., 90%) Standard Diversified Shares to the Accredited IVG Shareholders immediately following such exchange, and (ii) shall hold 34,554 (i.e., 10%) Standard Diversified Shares for future distribution to the Bonused Employees;
NOW, THEREFORE, in consideration of the premises, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.      Exchange
a.            On the Closing Date (as defined below), (i) the Seller’s Representative will sell, convey, transfer and assign to Standard General, free and clear of all liens, pledges, encumbrances, restrictions or known claims of any kind, nature or description, and Standard General will purchase and accept from the Seller’s Representative, the TPB Shares, and (ii) in exchange for the transfer of the TPB Shares by the Seller’s Representative, Standard General will sell, convey, transfer and assign to the Seller’s Representative, free and clear of all liens, pledges, encumbrances, restrictions or known claims of any kind, nature or description, and the Seller’s Representative will purchase and accept from Standard General, the Standard Diversified Shares (such exchange referred to herein as the “Exchange”). Following the Exchange, the Standard Diversified Shares shall be distributed among the Accredited IVG Shareholders or held by the Seller’s Representative for the benefit of the Bonused Employees in accordance with Schedule 1(a) hereto.
b.            The closing of the Exchange shall occur on the date of the closing of the transactions contemplated by the SPA (the “Closing Date”) at 767 Fifth Avenue, 12th floor, New York, NY 10153, or at such other date, time and place or manner as may be agreed between the Parties.
Section 2.      Distributions
If at any time on or after the date hereof, a payment or distribution (a “Distribution”) on account of (i) the Standard Diversified Shares is received by Standard General, or (ii) the TPB Shares is received by the Accredited IVG Shareholders and/or the Seller’s Representative (the Party receiving such Distribution is referred to as the “Distribution Recipient”), the Distribution Recipient shall (a) accept and hold the Distribution on behalf of and for the sole benefit of the other Party (the “Payee”), (b) have no equitable or beneficial interest in the Distribution, and (c) deliver the Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Distribution received (i) on or prior to the Closing Date, in no event later than the Closing Date and (ii) after the Closing Date, in no event later than two (2) business days after the date on which the Distribution Recipient receives such Distribution) to Payee in the same form received and, when necessary or appropriate, with Distribution Recipient’s endorsement (without recourse, representation or warranty).  If a Distribution includes securities or other non-cash Distribution, Distribution Recipient shall use commercially reasonable efforts (at Payee’s sole expense) to assist Payee to cause such Distribution to be registered in Payee’s name, or such name as Payee may direct in writing, and deliver such securities or other non-cash Distribution to Payee, or to such entity as Payee may direct, as soon as practicable.  Distribution Recipient’s obligation to transfer any such Distribution to Payee set forth above shall not apply to the extent prohibited under any applicable law, rule, order or other document governing the transfer of any such Distribution, and for so long as Distribution Recipient is prohibited from transferring such Distribution, Distribution Recipient shall continue to hold such Distribution on behalf of and for the sole benefit of Payee.  Any and all cash payments to be made hereunder shall be delivered in accordance with the wire transfer instructions specified on Schedule A hereto.

Section 3.      Representations and Warranties of the Accredited IVG Shareholders and the Seller’s Representative
Each of the Accredited IVG Shareholders and the Seller’s Representative (each a “Holder”) individually hereby represents and warrants to Standard General, as of the date hereof and on the Closing Date, that:
a.            Due Organization and Authority; Accredited Investor.  Such Holder, to the extent not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, and has full right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Such Holder is an “accredited investor,” as such term is defined in Rule 501 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).
b.            Authorization and Validity of Agreement.  Such Holder has taken all action necessary in order to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Holder and is a valid and binding obligation of such Holder, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application).
c.              No Violations; No Conflicts.  Such Holder’s authorization, execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which such Holder is or may be bound, subject to the truth and accuracy of Standard General’s representations and warranties set forth herein; (ii) conflict with or result in a breach of such Holder’s organizational documents, or breach or result in a default under any material agreement to which such Holder is a party or by which such Holder’s assets are bound; (iii) require the consent or approval of, or giving of notice to, any third party or any regulatory authority or governmental authority or agency having jurisdiction over such Holder, other than any such consent or approval that has already been obtained, or notice that has already been given, and remains in full force and effect; or (iv) contravene (a) any contractual restriction binding on or affecting it or its property or (b) any order, writ, judgment, award, injunction or decree binding upon or affecting it or its property.
d.            Independence. Such Holder is dealing with Standard General on a professional arm’s length basis and neither Standard General nor any of its affiliates is acting as fiduciary or advisor to such Holder with respect to this Agreement or the transactions contemplated hereby.
e.            No Proceedings.  There are no proceedings pending against such Holder or, to such Holder’s knowledge, threatened against such Holder before any relevant governmental authority that, in the aggregate, will materially and adversely affect any action taken or to be taken by such Holder under this Agreement.

f.            No Broker’s Fee.  Such Holder has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with the Exchange for which Standard General could be responsible.
g.            Beneficial Ownership.  Such Holder has good and valid title to, and (in the case of Seller’s Representative) is the sole legal and record owner of the TPB Shares, or  (in the case of each Accredited IVG Shareholder) is the sole beneficial owner of, the TPB Shares free and clear of any encumbrance, lien or adverse claim against title of any kind.  Such Holder has not made any prior assignment, transfer or participation of the TPB Shares or of any interest therein and (except as set forth in the preceding sentence) has not entered into any agreement (other than this Agreement) or arrangement to do the same.
h.            Compliance with Securities Laws. Such Holder acquired the TPB Shares in a private transaction separate from any public offering, for its own account and without a view toward the distribution thereof in violation of the Securities Act or any other applicable securities laws, and has not sold or offered, or solicited any offer to buy, the TPB Shares in a manner that would violate or require registration under the Securities Act or any other applicable securities laws.  Such Holder has not engaged in any general advertising or general solicitation within the meaning of Rule 502(c) under the Securities Act in connection with the offer or sale of the Shares.  Such Holder is acquiring the Standard Diversified Shares in this Exchange for its own account solely for investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or applicable securities laws.
i.            ERISA Representation.  Either (i) no interest in the TPB Shares is being sold by or on behalf of one or more “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it (“ERISA”)) that is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Internal Revenue Code or any entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan,” or (ii) the transaction exemption set forth in one or more prohibited transaction class exemptions issued by the U.S. Department of Labor (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the sale of the TPB Shares.
j.            Restrictions on Transfer.  Such Holder understands and agrees that (i) the Standard Diversified Shares have not been registered under the Securities Act or any other applicable securities laws and are being transferred to it in transactions exempt from the registration requirements of the Securities Act and any other applicable securities laws, (ii) the Standard Diversified Shares may not be offered or resold except pursuant to an effective registration statement under the Securities Act and any other applicable securities laws, or pursuant to an applicable exemption from registration under the Securities Act and any other applicable securities laws, or under circumstances where neither such registration nor such an exemption is required by applicable law.  Such Holder may not sell, assign, grant a participation in, or otherwise transfer all or any portion of its rights against Standard General under this Agreement unless such Holder obtains from the transferee (A) the representation and warranty contained in this Section 3(j) and (B) the transferee’s agreement to obtain from each of its direct transferees the representation and warranty contained in subclause (A) and the covenant contained in this subclause (B).

k.            Information and Sophistication.  Such Holder hereby: (i) acknowledges that it has received all the information regarding Standard Diversified that it has requested from Standard General or Standard Diversified and that it considers necessary or appropriate for deciding whether to acquire the Standard Diversified Shares, (ii) represents that it has had an opportunity to ask questions and receive answers from Standard General or Standard Diversified regarding Standard Diversified and to obtain any additional information necessary to verify the accuracy of the information given such Holder and (iii) further represents that it has such knowledge and experience in financial and business matters and that it is capable of evaluating the merits and risk of this investment.
l.            Ability to Bear Economic Risk.  Such Holder acknowledges that investment in the Standard Diversified Shares involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Standard Diversified Shares for an indefinite period of time and to suffer a complete loss of its investment.
m.            “Big Boy” Acknowledgements.  Such Holder acknowledges that (a) Standard General has information about Standard Diversified and TPB (the “Issuers”), their subsidiaries and their prospects, including in respect of their financial forecasts, competitive considerations, the strategic process being overseen by each Issuer’s board of directors and other matters that could materially affect the value of an investment in the Issuers, (b) it is a knowledgeable, sophisticated investor able to fend for itself without access to or disclosure of such information, and (c) waives any claim or cause of action against Standard General or any other person or entity relating to, resulting from or arising out of such information or its availability or lack thereof.
Section 4.      Representations and Warranties of Standard General
Standard General hereby represents and warrants to each Holder, as of the date hereof and on the Closing Date, that:
a.            Due Organization and Authority.  Standard General is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, and has full right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

b.            Authorization and Validity of Agreement.  Standard General has taken all action necessary in order to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Standard General and is a valid and binding obligation of Standard General, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application).
c.            No Violations; No Conflicts.  Standard General’s authorization, execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which Standard General is or may be bound, subject to the truth and accuracy of such Holder’s representations and warranties set forth herein; (ii) conflict with or result in a breach of Standard General’s organizational documents, or breach or result in a default under any material agreement to which Standard General is a party or by which Standard General’s assets are bound; (iii) require the consent or approval of, or giving of notice to, any third party or any regulatory authority or governmental authority or agency having jurisdiction over Standard General, other than any such consent or approval that has already been obtained, or notice that has already been given, and remains in full force and effect; or (iv) contravene (a) any contractual restriction binding on or affecting it or its property or (b) any order, writ, judgment, award, injunction or decree binding upon or affecting it or its property.
d.            Independence.  Standard General is dealing with such Holder on a professional arm’s length basis and neither such Holder nor any of its affiliates is acting as fiduciary or advisor to Standard General with respect to this Agreement or the transactions contemplated hereby.
e.            No Proceedings.  There are no proceedings pending against Standard General or, to Standard General’s knowledge, threatened against Standard General before any relevant governmental authority that, in the aggregate, will materially and adversely affect any action taken or to be taken by Standard General under this Agreement.
f.            No Broker’s Fee.  Standard General has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with the Exchange for which such Holder could be responsible.
g.            Beneficial Ownership.  Standard General has good and valid title to, and is the sole legal, record and beneficial owner of, the Standard Diversified Shares free and clear of any encumbrance, lien or adverse claim against title of any kind.  Standard General has not made any prior assignment, transfer or participation of the Standard Diversified Shares or of any interest therein and has not entered into any agreement (other than this Agreement) or arrangement to do the same.
h.            Compliance with Securities Laws.  Standard General acquired the Standard Diversified Shares in a private transaction separate from any public offering, for its own account and without a view toward the distribution thereof in violation of the Securities

Act or any other applicable securities laws, and has not sold or offered, or solicited any offer to buy, the Standard Diversified Shares in a manner that would violate or require registration under the Securities Act or any other applicable securities laws.  Standard General has not engaged in any general advertising or general solicitation within the meaning of Rule 502(c) under the Securities Act in connection with the offer or sale of the Standard Diversified Shares.

i.            ERISA Representation.  Either (i) no interest in the Standard Diversified Shares is being sold by or on behalf of one or more “employee benefit plans” (as defined in ERISA) that is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Internal Revenue Code or any entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan,” or (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the sale of the Standard Diversified Shares.
j.            Acquisition for Own Account.  Standard General is acquiring the TPB Shares for its own account solely for investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or applicable securities laws.
k.            Restrictions on Transfer.  Standard General understands and agrees that (i) the TPB Shares have not been registered under the Securities Act or any other applicable securities laws and are being transferred to it in transactions exempt from the registration requirements of the Securities Act and any other applicable securities laws, (ii) the TPB Shares are subject to the restrictions described in the charter and bylaws of TPB and may not be offered or resold except pursuant to an effective registration statement under the Securities Act and any other applicable securities laws, or pursuant to an applicable exemption from registration under the Securities Act and any other applicable securities laws, or under circumstances where neither such registration nor such an exemption is required by applicable law.  Standard General may not sell, assign, grant a participation in, or otherwise transfer all or any portion of its rights against such Holder under this Agreement unless Standard General obtains from the transferee (A) the representation and warranty contained in this Section 4(k) and (B) the transferee’s agreement to obtain from each of its direct transferees the representation and warranty contained in subclause (A) and the covenant contained in this subclause (B).

Section 5.      Representations and Warranties of Standard Diversified
Standard Diversified hereby represents and warrants to each Holder, as of the date hereof and on the Closing Date, that:
a.            Due Organization and Authority.  Standard Diversified is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, and has full right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
b.            Authorization and Validity of Agreement.  Standard Diversified has taken all action necessary in order to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Standard Diversified and is a valid and binding obligation of Standard Diversified, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application).
c.            No Violations; No Conflicts.  Standard Diversified’s authorization, execution, delivery and performance of this Agreement does not and will not (i) violate any law, rule, regulation or court order to which Standard Diversified is or may be bound; (ii) conflict with or result in a breach of Standard Diversified’s organizational documents, or breach or result in a default under any material agreement to which Standard Diversified is a party or by which Standard Diversified’s assets are bound; (iii) require the consent or approval of, or giving of notice to, any third party or any regulatory authority or governmental authority or agency having jurisdiction over Standard Diversified, other than any such consent or approval that has already been obtained, or notice that has already been given, and remains in full force and effect; or (iv) contravene (a) any contractual restriction binding on or affecting it or its property or (b) any order, writ, judgment, award, injunction or decree binding upon or affecting it or its property.
d.            No Proceedings.  There are no proceedings pending against Standard Diversified or, to Standard Diversified’s knowledge, threatened against Standard Diversified before any relevant governmental authority that, in the aggregate, will materially and adversely affect any action taken or to be taken by Standard Diversified under this Agreement.
Section 6.      Covenants of Standard Diversified
a.            Current Information.  Standard Diversified covenants that it will use its reasonable best efforts to comply with the current public information requirements of Rule 144 under the Securities Act, use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.            Registration.
i.            Standard Diversified shall (A) prepare and file a registration statement on Form S-3 or any other form available to Standard Diversified as soon as practicable but in any event within thirty (30) days from the date hereof (the “Filing Date”) covering the registration under the Securities Act of the offer and sale by the Holders of all Standard Diversified Shares, such  offer and sale to occur on a delayed or continuous basis (the “Registration Statement”) and use its reasonable best efforts to cause such Registration Statement to become effective at the earliest possible date, but in any event by sixty (60) days from the date hereof, and (B) maintain the effectiveness of the Registration Statement as to any Standard Diversified Shares so long as such Standard Diversified Shares are “Registrable Securities” as defined herein.  Standard Diversified Shares shall be Registrable Securities until the first to occur of (1) the date on which such Standard Diversified Shares are disposed of pursuant to the Registration Statement or another effective registration statement under the Securities Act, (2) the date on which such Standard Diversified Shares are sold pursuant to Rule 144 under the Securities Act (or another applicable exemption from registration under the Securities Act), (3) such time as the entire amount of the Standard Diversified Shares owned by the relevant Holder may be sold without condition pursuant to Rule 144 (or another applicable exemption from registration under the Securities Act), (iv) such time as such Standard Diversified Shares shall have ceased to be outstanding, or (v) such Standard Diversified Shares have been sold in a private transaction.  For the avoidance of doubt, the Registration Statement shall list as potential sellers thereunder each of the Accredited IVG Shareholders, and each employee for whose benefit the Seller’s Representative shall be holding Standard Diversified Shares, as set forth on Schedule 1(a) hereto (and thereafter such employees shall be included in the “Holders” for purposes of this Section 6).
ii.            Before filing the Registration Statement or prospectus or any amendments or supplements thereto, or comparable statements under securities laws of any jurisdiction, Standard Diversified will furnish to counsel for the Holders (the “Holders’ Counsel”) copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel.
iii.            Standard Diversified shall prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement.
iv.            Standard Diversified shall furnish to the Holders whose Standard Diversified Shares are covered by the Registration Statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Standard Diversified Shares owned by them.
v.            Standard Diversified shall use its reasonable best efforts to register and qualify the securities covered by the Registration Statement under such other securities or state securities laws of such jurisdictions as Standard Diversified shall reasonably determine is necessary.

vi.            Standard Diversified shall promptly notify (A) each Holder selling Standard Diversified Shares covered by the Registration Statement:  (1) when the Registration Statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (2) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (3) of the receipt by Standard Diversified of any notification with respect to the suspension of the qualification of any Standard Diversified Shares for sale under the securities laws of any jurisdiction or the initiation of any proceeding for such purpose, and (4) when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and (B) Holders’ Counsel of any request by the SEC for amendments or supplements to the Registration Statement or prospectus related thereto or for additional information.
Standard Diversified shall be entitled, from time to time, by providing written notice, to require any Holder of Registrable Securities to suspend the use of the Registration Statement or any prospectus relating thereto for sales of Registrable Securities for a period of no more than sixty (60) consecutive days, and no more than ninety (90) days during any period of three hundred sixty (360) consecutive days, if Standard Diversified is in possession of material non-public information regarding the Company that would, in Standard Diversified’s reasonable judgment, cause the prospectus to include an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing (such period, a “Blackout Period”).

vii.            Standard Diversified shall, at such time as the entire amount of the Standard Diversified Shares owned by any Holder may be sold without condition pursuant to Rule 144 (or another applicable exemption from registration under the Securities Act), cooperate with such Holder to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Standard Diversified Shares to be sold, and cause such Standard Diversified Shares to be issued in such denominations and registered in such names, in accordance with the instructions of the Holders and instruct any transfer agent and registrar of Standard Diversified Shares to release any stop transfer orders in respect thereto.
viii.           Standard Diversified shall cause all such Standard Diversified Shares covered by the Registration Statement to be listed on the principal securities exchange on which similar securities issued by Standard Diversified are then listed.
ix.             Standard Diversified shall deliver promptly to Holders’ Counsel copies of all correspondence between the SEC and Standard Diversified, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the Registration Statement, other than those portions of any such memoranda which contain information subject to attorney-client privilege with respect to Standard Diversified, and, upon receipt of such confidentiality agreements as Standard Diversified may reasonably request, make reasonably available for inspection by Holders’ Counsel, all pertinent financial and other records, pertinent corporate documents and properties of Standard Diversified, and cause all of Standard Diversified’s officers, directors and employees to supply all information reasonably requested by Holders’ Counsel, attorney, accountant or agent in connection with the Registration Statement.

x.            Standard Diversified shall use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement.
c.            Sales of Standard Diversified Shares. If, by the first anniversary of the effective date of the Registration Statement, the Holders have been unable, despite their good faith efforts to do so, to dispose of all of the Standard Diversified Shares due to the limited trading volume in shares of common stock of Standard Diversified, then at any time thereafter, at the request of the Holders owning a majority of the Standard Diversified Shares, Standard Diversified shall use its best commercially practicable efforts to undertake an underwritten offering in which the Standard Diversified Shares shall be included.
d.            Expenses of Registration.  The Holders shall not be required to pay any expenses (except for underwriting discounts and commissions and expenses of legal counsel to the Holders, all of which shall be the responsibility of the Holders) with respect to any registration and listing of the Standard Diversified Shares pursuant to this Agreement whether or not the Registration Statement becomes effective or remains effective for the period contemplated hereby.
e.            Indemnification.  In the event that any Standard Diversified Shares are included in a registration statement pursuant hereto:
i.            To the extent permitted by law, Standard Diversified will indemnify and hold harmless the Holders whose Standard Diversified Shares are covered by the registration statement, its directors, officers, fiduciaries, employees and stockholders or general or limited partners (and the directors, officers, employees and stockholders thereof), against any losses, claims, damages, or liabilities (joint or several) or actions or proceedings (whether commenced or threatened) and expenses (including reasonable out-of-pocket fees of counsel and any amounts paid in any settlement effected with Standard Diversified’s consent), to which they may become subject under the Securities Act, the Exchange Act or any state securities law, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) (“Claims”) or expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, summary prospectus or final prospectus contained therein or any amendments or supplements thereto, together with documents incorporated by reference therein, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Standard Diversified of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act, any state securities laws or NYSE, and Standard Diversified will pay, as incurred, to Holders, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action or proceeding; provided, however, that (x) the indemnity agreement contained herein shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of Standard

Diversified (which consent shall not be unreasonably withheld), (B) Standard Diversified shall not be liable in any case for any such Claim to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Holders.  Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

Section 7.      Future Cooperation
Each Party agrees to provide such further notifications and execute such other documents as may be reasonably requested for the purpose of giving effect to or evidencing the transactions contemplated by this Agreement.
Section 8.      Successors and Assigns
This Agreement, including the representations, warranties, covenants and indemnities contained herein, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.
Section 9.      Severability
The provisions of this Agreement are intended to be severable.  If any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
Section 10.      Execution in Counterparts; Amendment
This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute a single agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of an original executed counterpart of this Agreement.  This Agreement may be amended or modified only by a written instrument signed by each Party.
Section 11.      Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and/or state courts located in the in the State of Delaware.
Section 12.      Confidentiality
Neither Party may, without the prior written consent of the other Party, directly or indirectly make any disclosure with respect to this Agreement or the contents hereof, except that either Party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required by applicable law or any order, rule or regulation, (c) to any governmental authority having jurisdiction over it, (d) to its accountants, attorneys, administrators, brokers, representatives and/or other service providers as may be necessary in the ordinary course of its business or (e) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring liability to any other entity or sanctions that may be imposed by any governmental authority.

Section 13.      Costs and Expenses
Each Party shall be responsible for such Party’s own expenses in connection with this Agreement and the transactions contemplated hereby, except as otherwise provided herein.
Section 14.      Survival
All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the consummation of the transactions contemplated hereunder.
Section 15.      Entire Agreement
This Agreement represents the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, if any, relating to the subject matter contemplated herein.
Section 16.      No Jury Trial
Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right that it may have to trial by jury of any claim or cause of action, or in any legal proceeding, directly or indirectly based upon or arising out of this Agreement or the transaction contemplated hereby (whether based on contract, tort or any other theory).  Each Party (A) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certificates in this section.
Section 17.      Notices
All notices, requests, demands and other communications to either Party given under this Agreement shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier (with confirmation received) to such Party at the address, electronic mail address or telecopy number specified for such Party on Schedule B hereto, or at such other address, electronic mail address or telecopy number as such Party may subsequently request in writing.  All notices, requests, demands and other communications will be deemed delivered when actually received.
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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its authorized signatory as of the date first written above.

/s/ David Epstein
David Epstein, individually

/s/ David Herrera
David Herrera, individually

/s/ David Mardini
David Mardini, individually

/s/ John M. Scott
John M. Scott, individually

/s/ Martin Flumenbaum
Martin Flumenbaum, individually

/s/ Elizabeth McColm
Elizabeth McColm, individually

/s/ Robert Shumer
Robert Schumer, individually

/s/ Daniel Kramer
Daniel Kramer, individually

/s/ Angelo Bonvino
Angelo Bonvino, individually

/s/ John Lange
John Lange, individually

/s/ Mark Wlazlo
Mark Wlazlo, individually

SELLER’S  REPRESENTATIVE

/s/ Nicolas Molina
Nicolas Molina

Milander Investments, LLC
By: ______________________________
Name:
Title:_____________________________

Pegasus Real Estate Investment Group, LLC
By: ______________________________
Name:
Title:_____________________________

STANDARD GENERAL MASTER FUND L.P.

By: Standard General L.P., its investment manager

By: /s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer

STANDARD DIVERSIFIED INC.

By: /s/ Ian Estus
Name: Ian Estus
Title: President and Chief Executive Officer